CONTACT: Mark Tubb
                                           Vice President, Investor Relations
                                           813-829-2408
                                           mhtubb@intermedia.com

                                           Alan Hill
                                           Director, Public Relations
                                           813-829-4409
                                           jahill@intermedia.com


                    INTERMEDIA COMMUNICATIONS ANNOUNCES
                 FOURTH QUARTER AND FULL YEAR 2000 RESULTS

                    REVENUE HITS $1 BILLION FOR THE YEAR

TAMPA, FL - MARCH 12, 2001 - Intermedia Communications Inc. (Nasdaq: ICIX) today announced consolidated revenue of $275.6 million for the fourth quarter and $1.0 billion for the full year ending December 31, 2000. Consolidated EBITDA for the quarter was negative $26.9 million, including EBITDA losses of $15.6 million contributed by Digex. Full year consolidated EBITDA for 2000 was negative $101.2 million, with negative $67.7 million coming from Digex.

"Hitting the $1 billion level in revenues marked a significant milestone for Intermedia," said David C. Ruberg, Intermedia's chairman, president and chief executive officer. Ruberg added, "Throughout the fourth quarter and into 2001, we have continued to build on the strengths of our core data and Internet services and local fiber assets. Examples of our progress include expansion of our fully integrated voice, Internet access and data communications platform to 50 cities, introduction of a new comprehensive Internet security solution and expansion of our business-class DSL service nationwide."

Intermedia's chief financial officer Robert M. Manning said, "In spite of constraints related to the pending merger, we grew revenue over seven percent sequentially for the quarter." Manning added, "We're especially pleased with the progress we continue to make in our data and integrated voice segments - lines of business we see as creating long-term, durable value."

The Company amended its merger agreement with WorldCom on February 15, 2001. On March 12, 2001, Intermedia and WorldCom jointly filed an amendment to WorldCom's Form S-4 Registration Statement related to the merger.


SUMMARY OF FOURTH QUARTER AND FULL YEAR 2000 RESULTS

Data, Internet and Web Hosting
Data, Internet and Web Hosting revenue for the fourth quarter grew by $19.7 million or 14.4 percent sequentially to $156.9 million and was up 50 percent from $104.6 million in the year ago period.

Digex contributed solid growth, with fourth quarter revenue totaling $57.9 million, a 31.7 percent sequential improvement from third quarter revenue of $43.9 million and a 167 percent increase from $21.7 million in the year ago period.

Data, Internet and Web Hosting revenue for the full year period was $534.4 million, an increase of 48 percent compared with $361.5 million in 1999.

Local Access and Voice
Local Access and Voice revenue for the fourth quarter was $78.1 million and full year was $345.5 million. Results were down year over year due to declining long distance prices and substantially lower reciprocal compensation, offset by increases in integrated voice services.

During the fourth quarter, Intermedia installed over 42,000 gross access line equivalents, but added 8,040 net, after disconnecting over 34,000 lines primarily resulting from the business failure of two large ISP customers. All new lines were on-switch, bringing the total lines in service at the end of the period to 645,232. At the end of the quarter, 92 percent of lines in service were on-switch, as compared to 87 percent reported for the same period last year.

Intermedia's Advanced Building Networks (ABN) unit increased its portfolio of revenue ready buildings to 788 buildings and total square footage to approximately 220 million in the fourth quarter. In addition, Intermedia expanded its business-class, Digital Subscriber Line service to 1,300 cities nationwide.

Integration Services
Integration Services revenue for the fourth quarter was $40.5 million, sequentially flat from $40.9 million reported in the third quarter and up nine percent from $37.1 million in the year ago period. Full year revenue for 2000 was $156.9 million, up 20.4 percent from $130.3 million in 1999.

Note: All applicable amounts, including relative comparisons to prior periods, reflect the impact of Staff Accounting Bulletin (SAB) 101, effective in fourth quarter 2000.

EBITDA before certain charges consists of earnings (net loss before minority interest) before interest expense, interest and other income, income taxes, depreciation, amortization, business restructuring, merger, integration and other charges and deferred compensation. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA before certain charges presented herein may not be comparable to similarly titled measures used by other companies.

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10-K Annual Report for its fiscal year ended December 31, 1999 and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.


Intermedia Communications Inc. will host a conference call on Tuesday, March 13th, from 8:30 a.m. to 9:30a.m. EST to discuss the Company's fourth quarter and year-end results. To participate on this call, please dial
(877) 917-3403 or (312) 470-0074 (International), Passcode: INTERMEDIA. In addition, you may listen to a live audio webcast of this call by going to www.intermedia.com/company/investor/. From this page, you will see a link for the call. Once you click on the link you will need to type in the confirmation number: 3344980 and Passcode: INTERMEDIA. You will be asked to enter your name, e-mail address, company name and title. Click on "Go" and you will be joined to the call.

ABOUT INTERMEDIA

Intermedia Communications is dedicated to providing fully integrated next generation data-centric solutions to the complex communications needs of business and government customers in major U.S. markets. Intermedia offers broadband data, high-speed Internet access, advanced network and voice services. Headquartered in Tampa, FL, Intermedia is among the largest independent Competitive Local Exchange Carriers, the nation's fourth largest frame relay provider, a leading systems integration provider, a leading Internet Service Provider and the nation's largest provider of multi-tenant services. Intermedia is also the majority owner of Digex, a leading provider of managed Web and application hosting services for some of the world's leading companies that rely on the Internet as a critical business tool.

Intermedia entered into a definitive merger agreement with WorldCom on September 1, 2000. This agreement was amended on February 15, 2001. Additional information on the merger can be found in WorldCom's Form S-4 Registration Statement filed with the Securities and Exchange Commission on March 12, 2001.

INTERNET USERS: Intermedia news releases, investor contacts and other useful information are available on Intermedia's Web site at www.intermedia.com. To receive news releases by e-mail or to request that information be mailed to you, please visit the Investor Relations section of the Web site, and go to the "Request Information" link.

                                   # # #


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                                        INTERMEDIA COMMUNICATIONS INC.
                                             FINANCIAL HIGHLIGHTS
                                                  (UNAUDITED)
                                  (In thousands, except share and other data)


                                                                            Three Months Ended             For the Year Ended
                                                                               December 31,                   December 31,
                                                                       ---------------------------   ---------------------------
                                                                             2000         1999          2000            1999
                                                                       -------------   -----------   ----------      -----------
Revenues:
  Local Access and Voice                                                $    78,146       $ 107,005   $   345,547       $ 414,242
  Data, Internet and Web Hosting                                            156,916         104,605       534,407         361,457
  Integration services                                                       40,500          37,149       156,891         130,336
                                                                        ------------   -------------  ------------   -------------
    Total revenues                                                          275,562         248,759     1,036,845         906,035

Expenses:
  Network operations                                                        102,134          87,163       385,375         371,180
  Facilities administration and maintenance                                  49,220          30,744       176,980         103,417
  Cost of goods sold                                                         25,256          24,207       105,436          83,362
  Selling, general and administrative                                       125,888          91,090       470,205         294,382
  Depreciation and amortization                                             139,100         102,610       467,223         329,303
  Deferred compensation                                                        (121)            832         7,229           1,540
  Business restructuring, merger, integration and other charges               6,070          13,574        18,140          27,922
                                                                     ---------------   -------------  ------------   -------------
    Total operating expenses                                                447,547         350,220     1,630,588       1,211,106
                                                                     ---------------   -------------  ------------   -------------
Loss from operations                                                       (171,985)       (101,461)     (593,743)       (305,071)

Other income (expense):
  Interest expense                                                          (64,933)        (94,392)     (265,679)       (295,900)
  Gain on sale of Digex stock                                                     -               -       864,321               -
  Interest and other income                                                   4,919           6,504        44,742          35,752
                                                                     ---------------   -------------  ------------   -------------
Net income (loss) before minority interest, income taxes,
   and extraordinary item                                                  (231,999)       (189,349)       49,641        (565,219)
Benefit (provision) for income taxes                                         12,309               -        (7,669)              -
                                                                     ---------------   -------------  ------------   -------------
Net income (loss) before minority interest and extraordinary item          (219,690)       (189,349)       41,972        (565,219)
Minority interest in net loss of subsidiary                                  15,830           4,185        52,869           6,793
                                                                     ---------------   -------------  ------------   -------------
Net income (loss) before extraordinary item                                (203,860)       (185,164)       94,841        (558,426)
Extraordinary gain (loss) on early retirement of debt, net of tax            (1,754)              -        17,915               -
                                                                     ---------------   -------------  ------------   -------------
Net income (loss)                                                          (205,614)       (185,164)      112,756        (558,426)
Preferred stock dividends and accretions                                    (31,759)        (23,669)     (120,641)        (92,455)
                                                                     ---------------   -------------  ------------   -------------
Net loss attributable to common stockholders                             $ (237,373)     $ (208,833)     $ (7,885)     $ (650,881)
                                                                     ===============   =============  ============   =============

Net income (loss) per common share:

Net (loss) attributable to common stockholders before merger,
   restructuring, gain on sale of Digex stock, and extraordinary item       $ (4.20)        $ (3.79)     $ (16.24)       $ (12.36)
Gain on sale of Digex stock                                                       -               -         16.10               -
Charge for business restructuring, integration and
   other charges                                                              (0.11)          (0.26)        (0.34)          (0.55)
                                                                     ---------------   -------------  ------------   -------------
Basic net loss per common share before extraordinary item                   $ (4.31)        $ (4.05)      $ (0.48)       $ (12.91)
Extraordinary item                                                            (0.03)                         0.33
                                                                     ---------------   -------------  ------------   -------------
Basic net loss per common share                                             $ (4.34)        $ (4.05)      $ (0.15)       $ (12.91)

Shares used in computing basic and diluted net
  Income (loss) per share:
  Basic and diluted                                                      54,660,543      51,595,856    53,683,129      50,431,324

EBITDA (1)                                                                $ (26,936)       $ 15,555   $  (101,151)       $ 53,694

Operating Data:

Data, Internet and Web Hosting Assets (2)                             December 31, 2000     September 30, 2000
                                                                     --------------------   --------------------
      Web hosting servers                                                 4,216                  3,914
      Data switches in operation                                            208                    207
      NNI connections                                                     1,081                  1,057

Access and Voice Assets (2)
      ABN Revenue Ready Buildings (3)                                       788                    786
      Voice switches in operation                                            29                     29
      Access line equivalents                                           645,232                637,192

      Employees                                                           5,874                  5,788

(1) EBITDA before certain charges consists of earnings (net loss before minority interest) before interest expense, interest and other income, income taxes, depreciation, amortization, business restructuring, merger, integration and other charges and deferred compensation. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA before certain charges presented herein may not be comparable to similarly titled measures used by other companies.
(2) Amounts reflected in the table are based upon information contained in the Company's operating records.
(3) Buildings with license agreements that either have an installed multi-tenant full service platform, or are located in an Intermedia switch city and service area.

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